EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LendingTree Raises Guidance on Improving Financial Outlook

•	Management raises guidance for earnings per share (EPS) in the first quarter to $0.14, an improvement of 40% from previous guidance of $0.10 per share.

•	Net income available to common shareholders for the first quarter is now projected to be $4.1 million, versus previous guidance of $2.7 million.

•	Outlook for first quarter revenue improves to at least $35.0 million.

CHARLOTTE, N.C., March 11, 2003 - LendingTree, Inc. (NASDAQ: TREE), the leading online lending exchange, today announced that it has revised its financial guidance upward for its first quarter ending March 31, 2003.

The Company expects earnings per share (EPS) of $0.14, calculated in accordance with Generally Accepted Accounting Principles (GAAP), for the first quarter of 2003, compared to its previous guidance of $0.10 per share. Net income available to common shareholders for the first quarter is now estimated to be $4.1 million, improved from the previous guidance of $2.7 million, and revenue is now forecasted to be at least $35.0 million, an increase from the previous guidance of $33.2 million.

Founder and CEO Doug Lebda stated, “We are experiencing strong growth throughout most segments of our business. Our recently launched telephone channel continues to develop faster than we expected. The conversion rates of phone calls to successful mortgage, home equity, and real estate services requests continue to expand. Our home lending products remain robust, with purchase mortgage and home equity loan requests increasing more than 30% and 15%, respectively, over the previous quarter. While mortgage refinance volume also remains high, the recent strength in our purchase mortgage business has translated into a higher mix of purchase volume than the overall industry.”

Lebda added, “While still early in the launch of our advertising campaign to promote our real estate channel, we are pleased at the initial response from our consumers. Requests for our “Find a REALTOR®” product this quarter have increased nearly three times over the previous quarter. As a result, we remain extremely optimistic in our business outlook.”

The Company is currently evaluating the favorable trends in the first quarter in order to calculate their impact on its future guidance. The

Company intends to discuss its revised outlook for the remainder of 2003 during the next quarterly earnings conference call in April.

About LendingTree, Inc.
Founded in 1996, LendingTree (NASDAQ: TREE) is the leading online lending Exchange that connects consumers, Lenders, REALTORS®, and related service providers. The LendingTree Exchange is made up of more than 190 banks, lenders, and brokers (Lenders) and has facilitated nearly $40 billion in closed loans since inception. More than 8 million consumers have accessed the LendingTree Exchange though the Company’s site at www.lendingtree.com and through online and offline partners. Loans available via the LendingTree Exchange include home mortgage, home equity, automobile, personal, debt consolidation, and credit cards. LendingTree is the No. 1 brand in the online lending market for consumers, with 67 percent national awareness. The LendingTree Lend-X technology has been cited as ‘the platform of choice’(a) for online lending and has been adopted by industry leaders to power their online lending initiatives. The LendingTree Realty Services offering connects consumers to a nationwide network of approximately 9,000 REALTORS®. The Company’s services and products are specifically designed to empower consumers, Lenders, and related service providers throughout the lending process, delivering convenience, choice, and excellent value.

(a) Resuscitating Mortgage Lending. Forrester Research, March 2001

REALTOR® — A registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements include statements regarding projected future revenue and earnings and our business outlook. These statements are based on management’s current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer demand or acceptance; the willingness of lending institutions to offer their products over the Internet; changes in the Company’s relationships with existing banks, lenders, and brokers (Lenders), and/or strategic partners; the Company’s ability to attract and integrate new Lenders and strategic partners; implementation of competing Internet strategies by existing and potential lending participants; implementation and acceptance of new product or service offerings, consumer lending industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.